2010-1 EETC Investor
Presentation
Continental Airlines, Inc.
November 17, 2010
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
November 17, 2010

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
 SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley at 212-761-5000, Credit Suisse at 212-325-
 3325 or Goldman Sachs at 212-902-8292.

Continental Airlines 2010-1 EETC
 • Continental Airlines, Inc. (“Continental”) is offering $427,151,000 of Pass
 Through Certificates, Series 2010-1 in two classes:
 – Class A of $362,659,000
 – Class B of $64,492,000
 • The proceeds from the offering will be used by Continental to:
 – Finance the purchase of 3 new Boeing 737-800 aircraft scheduled for delivery in
 December 2010 and March 2011
 – Finance the purchase of 3 new Boeing 737-900ER aircraft scheduled for delivery in December 2010 and April 2011
 – Refinance the following 12 aircraft originally financed by Continental in the 1999-
 2, 2000-2, and 2001-1 EETCs:
 • CAL 1999-2: two 737-800s (matures March 15, 2011)
 • CAL 2000-2: one 737-800 and four 737-900s (matured on October 2, 2010)
 • CAL 2001-1: five 767-400ERs (matures June 15, 2011)
 • Joint Bookrunners: Morgan Stanley, Credit Suisse and Goldman Sachs
 • Structuring Agent: Morgan Stanley

CAL 2010-1 EETC Structural Summary
 Principal Amount
 Expected Ratings
 Initial LTV(1)
 Interest Rate
 Initial Average Life
 Regular Distribution Dates
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility
 Depositary
  Class A    Class B
 $362,659,000  $64,492,000
 A- / Baa2   BBB- / Ba2
 52.2%   61.5%
 Fixed, semi-annual, 30/360 day count
 7.4 years   4.7 years
 January 12 and July 12 January 12 and July 12
 January 12, 2021  January 12, 2019
 July 12, 2022  July 12, 2020
 Yes   Yes
 3 semi-annual   3 semi-annual
 interest payments  interest payments
 Funds raised will be held in escrow with the Depositary
 Institution and withdrawn from time to time to purchase
 Equipment Notes as the aircraft are financed
Notes:
1. Initial LTV is calculated as of July 12, 2011, the first Regular Distribution Date after all aircraft are expected to have been financed

Key Structural Elements
 • Classes Offered: Two tranches of amortizing debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments
 • Waterfall: Interest on the Preferred Pool Balance on the Class B paid ahead of Class A principal (same as CAL 2009-2)
 • Buy Out Rights: Class B Certificateholders have the right to purchase all (but not less than all) of the Class A certificates at par plus accrued and unpaid interest upon certain events during a Continental bankruptcy
 • Cross-Default: Yes, from day one
 • Cross Collateralization: Yes, from day one
 • Collateral: Core aircraft types to Continental’s fleet operations, including 6 new delivery aircraft

Aircraft Number	Aircraft Type	Registration Number	Manufacture Month	Current Financing	Appraised Value ($MM)[3]
	Currently Owned Aircraft				
1	Boeing 737-824	N33264	Aug-01	Available[1]	28.74
2	Boeing 737-824	N27246	Nov-99	1999-2 EETC[2]	23.57
3	Boeing 737-824	N14249	Dec-99	1999-2 EETC[2]	24.40
4	Boeing 737-924	N79402	Jul-01	Available[1]	27.36
5	Boeing 737-924	N38403	Jul-01	Available[1]	26.80
6	Boeing 737-924	N72405	Aug-01	Available[1]	26.86
7	Boeing 737-924	N73406	Sep-01	Available[1]	26.49
8	Boeing 767-424ER	N66057	Jan-02	2001-1 EETC[2]	46.19
9	Boeing 767-424ER	N67058	Jan-02	2001-1 EETC[2]	44.68
10	Boeing 767-424ER	N69059	Feb-02	2001-1 EETC[2]	44.89
11	Boeing 767-424ER	N78060	Feb-02	2001-1 EETC[2]	45.05
12	Boeing 767-424ER	N68061	Mar-02	2001-1 EETC[2]	45.13
	New Deliveries				
13	Boeing 737-824	N76529	Dec-10	N/A - New	48.00
14	Boeing 737-824	N77530	Mar-11	N/A - New	48.30
15	Boeing 737-824	N87531	Mar-11	N/A - New	48.30
16	Boeing 737-924ER	N38443	Dec-10	N/A - New	50.00
17	Boeing 737-924ER	N36444	Dec-10	N/A - New	50.00
18	Boeing 737-924ER	N73445	Apr-11	N/A - New	50.20

Collateral Summary
Notes:
1. The available aircraft were part of the CAL 2000-2 EETC which was repaid in full on October 2, 2010 upon the maturity of the A2 tranche
2. Seven of the currently owned aircraft are subject to existing security interests. Such security interests are scheduled to be discharged in March and June 2011, and each of these seven currently owned aircraft will be available for financing under this offering once the related security interest has been discharged
3. The lesser of the average and median values as appraised by AISI, BK Associates and Morten Beyer & Agnew (Maintenance Adjusted Base Value
 in the case of the Currently Owned Aircraft and Base Value in the case of the New Aircraft)

- 42% New / 58% Vintage

CAL 2010-1 Collateral Mix
Distribution of Appraised Value

7

Diverse Collateral Pool
 • The collateral pool benefits from diversification of aircraft types and vintage
 – 68% Narrowbody / 32% Widebody Mix
Vintage
58%
New
42%
737-800
31%
737-900ER
21%
737-900
15%
767-400ER
32%
Widebodies
32%
Narrowbodies
68%

Aircraft Appraisals
 • Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI, BK Associates and Morten Beyer & Agnew)
 • Owned Aircraft: Maintenance Adjusted Base Value
 • New Aircraft: Base Value
 • Maintenance Adjusted Base Value includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the aircraft
 • Appraisers looked at specific maintenance records of each of the currently owned aircraft
 • Provides a more precise valuation of a given vintage aircraft than Base Value
 • Aggregate aircraft appraised value of $704.96 million(1)
 • Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate an initial collateral cushion of 47.8% and 38.5% on the
 Class A and B respectively(2), which increases over time as the debt amortizes
Notes:
1. Appraised value is the lesser of the average and median values of each aircraft as appraised by three appraisers. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. Initial collateral cushion is calculated as of July 12, 2011, the first Regular Distribution Date after all aircraft are expected to have been financed

Collateral Overview
Boeing 737-800
 • Overview: Stretched version of the Boeing 737-700 and developed as a replacement for the discontinued MD-80/ MD-90 models and 737 classic
 – Has become the mainstay of the US short-haul fleet
 • Strengths(1):
 – 737-NG family is the world’s all-time best selling family of narrowbody commercial aircraft
 – B737-800 is the best selling model within the 737 family
 – #1 in terms of order book (3,573)
 – #2 in terms of operators (123)
 • Importance to Continental:
 – The 737-800 is the backbone of Continental’s single aisle network, comprising almost half of its domestic fleet
1. Sources: The Boeing Company, Morten Beyer & Agnew, Ascend

Collateral Overview
Boeing 737-900 and 737-900ERs
 • Overview: The 737-900/ -900ER is the largest variant of world’s all-time best selling 737NG family of narrowbody commercial aircraft
 • Strengths(1):
 – Very similar build and configuration to the 737-800, but longer fuselage accommodates 13 additional passengers in Continental’s standard two-class configuration
 – Although 737-900 production has ceased (replaced with 737-900ERs), 52 commercial aircraft were delivered in 2001-2005 and all are in service
 – Introduced in 2007, the 737-900ER is the newest member of the 737NG family with up to 80 commercial aircraft in service and 167 on order
 – Lowest operating unit cost per seat among in-production narrowbodies
 • Importance to Continental:
 – Allows Continental to increase available capacity in higher demand domestic markets with a marginal increase in incremental trip cost
1. Sources: The Boeing Company, Morten Beyer & Agnew, Ascend

Collateral Overview
Boeing 767-400ER
 • Overview: Newest variant of the 767 family, developed and tailored to meet the changing needs of Boeing’s customers
 • Strengths(1):
 – Medium size widebody of choice for Continental and Delta Air Lines
 – 37 commercial aircraft in service between the two U.S. carriers
 – Extended Range Twin-Engine Operations (ETOPS) capability makes the 767-400ER a highly cost efficient aircraft for the trans-Atlantic market
 • Importance to Continental:
 – One of the most cost-effective widebodies in the Continental network
 – Ideally fills capacity gap between Continental’s 777-200ER and 767-200ER aircraft
 – Comprises a third of Continental’s widebody fleet and is instrumental to the international network strategy
1. Sources: The Boeing Company, Morten Beyer & Agnew, Ascend